UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2006

EMTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-32789	87-0273300
(State of incorporation)	(IRS Employer Identification No.)	(Commission File No.)

572 Whitehead Road, Bldg. # 1
Trenton, New Jersey 08619
(Address of principal executive offices)

Registrant’s telephone number: (609) 528-8500

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

          ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective June 21, 2006, Emtec, Inc. (the “Registrant”) entered into an employment agreement (the “Agreement”) with Mr. Brian McAdams, the Registrant’s Vice Chairman, pursuant to which Mr. McAdams will continue to serve as the Registrant’s Vice Chairman. The Agreement terminates on August 31, 2007, although this term may be extended annually for additional one-year periods with the mutual consent of the parties. Under the terms of the Agreement, Mr. McAdams is entitled to receive a base salary of $200,000, payable in accordance with the Registrant’s normal payroll practices. In addition, beginning with the fiscal year ending August 31, 2006, Mr. McAdams shall be eligible to participate in the Registrant’s bonus compensation plan for executives.

Mr. McAdams’s employment is subject to early termination in the event of his death or disability or in the event that either he or the Registrant elect to terminate his employment. In the event his employment is terminated for any reason during the term of the Agreement, Mr. McAdams will be entitled to any earned or accrued but unpaid base salary through the date of termination and to all amounts payable and benefits accrued under any applicable plan, policy, program, or practice of the Registrant in which he was a participant during his employment with the Registrant in accordance with the terms of the Agreement. In the case that Mr. McAdams’s employment is terminated by the Registrant without cause, he will be entitled to his base salary payable in installments on Registrant’s regular payroll dates, until the earlier of the first anniversary of the date of termination or August 31, 2007.

The above is a brief summary of the Agreement and does not purport to be complete. A copy of the Agreement with Mr. McAdams, dated June 21, 2006, is filed as Exhibit 10.1 to this Current Report on Form 8-K. The content of such Exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

          The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, dated as of June 21, 2006, between the Registrant and Brian McAdams.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2006

Emtec, Inc.

By:	/s/ Dinesh R. Desai

Name: Dinesh R. Desai
Title: Chairman and Chief Executive Officer